Exhibit 99.1

Universal Insurance Holdings, Inc. Insurance Subsidiaries Complete 2018-2019 Reinsurance Programs

Fort Lauderdale, FL, May 30, 2018 - Universal Insurance Holdings, Inc. (NYSE: UVE) today announced the completion by Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC”), the Company’s wholly-owned insurance company subsidiaries, of their 2018-2019 reinsurance programs, effective June 1, 2018. The largest private participants in the insurance subsidiaries’ reinsurance programs include Nephila Capital (via Allianz Risk Transfer), Everest Re, RenaissanceRe, Chubb Tempest Re and Lloyd’s of London syndicates, all of which maintain a rating from S&P Global of A+ or higher.

“We are pleased with the completion and outcome of the 2018-2019 reinsurance programs for both of our insurance companies,” said Jon W. Springer, President and Chief Risk Officer of the Company. “With this renewal, the first following the impact of a major hurricane on Florida and other Southeastern states this past September, we have continued building on the recent trend of adding additional conservatism to our reinsurance programs while decreasing the percentage of premium spent on reinsurance. Importantly, we accomplished this goal while maintaining all our core relationships with our reinsurance partners who paid catastrophe losses in 2017 as a result of Hurricane Irma.”

“UPCIC maintained the same $35 million catastrophe retention for a Florida loss and the same $5 million catastrophe retention for a loss involving states other than Florida, despite growing total insured value during calendar year 2017 by 17% in all operating states and 46% in states other than Florida. A $35 million retention loss would now represent just 5.6% on an after tax basis of UVE’s stockholder’s equity as of March 31, 2018.”

“UPCIC expanded the top of its reinsurance tower for a single Florida event to $3.00 billion, another $350 million more than last year’s top end at the time of placement. Using RMS modeling estimates as of 3/31/18, the top level of our reinsurance tower for the 2018-2019 program would provide coverage for over a 1-in-300 year event, as compared to a 1-in-272 year event for last year’s program. Importantly, $1.00 billion of this coverage has limits that automatically reinstate to ensure protection in multi-event scenarios.”

“To further insulate itself for future years, UPCIC has also now successfully secured over $365 million of catastrophe capacity with contractually agreed limits that extend coverage to the 2019 wind season or beyond. All $365 million of this multi-year capacity is below the Florida Hurricane Catastrophe Fund layer, where reinsurance costs are the highest.”

“APPCIC was also able to continue the conservatism trend by reducing the overall percentage of premium spent on reinsurance, while maintaining the same $2 million catastrophe retention, and also expanding the top of its reinsurance tower for a single event by 24% more than last year’s top end at the time of placement as the newly established commercial lines program continues to grow at a modest pace.”

“In completing the 2018 renewal cycle, it is clear that our panel of leading reinsurance partners is eager to partner with companies like Universal, who are financially stable, have a strong infrastructure and can efficiently handle a large volume of claims from a major catastrophe. The continued support of these partners has helped put us in the strongest position in our company’s history as we enter the 2018 hurricane season.”

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota, Michigan, Alabama, Virginia, New Jersey, New York and New Hampshire. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. APPCIC is additionally licensed and has commenced writing Fire, Commercial Multi-Peril, and Other Liability lines of business in Florida. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarter ended March 31, 2018.

Contacts:

Investors	Media
Dean Evans	Andy Brimmer / Mahmoud Siddig
VP Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
954-958-1306	212-355-4449
de0130@universalproperty.com

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